Exhibit B

EXECUTION VERSION

AMENDMENT NO. 1

to

PRICING SUPPLEMENT

Inter-American Development Bank

Global Debt Program

Series No.: 827

Tranche No.: 6

USD100,000,000 Floating Rate Notes due April 12, 2027 (the “Notes”) as from January 20, 2023, to be consolidated and form a single series with the Bank’s

USD1,000,000,000 Floating Rate Notes due April 12, 2027, issued on April 12, 2022 (the “Series 827 Tranche 1 Notes”), the Bank’s USD100,000,000 Floating Rate Notes due April 12, 2027, issued on May 17, 2022 (the “Series 827 Tranche 2 Notes”), the Bank’s USD100,000,000 Floating Rate Notes due April 12, 2027, issued on May 24, 2022 (the “Series 827 Tranche 3 Notes”), the Bank’s USD100,000,000 Floating Rate Notes due April 12, 2027, issued on November 10, 2022 (the “Series 827 Tranche 4 Notes”) and the Bank’s USD100,000,000 Floating Rate Notes due April 12, 2027, issued on November 16, 2022 (the “Series 827 Tranche 5 Notes”)

Issue Price: 99.773 percent plus 8 days’ accrued interest

Application has been made for the Notes to be admitted to the

Official List of the Financial Conduct Authority and

to trading on the London Stock Exchange plc’s

UK Regulated Market

Deutsche Bank

The date of Amendment No. 1 to this Pricing Supplement (originally executed on January 18, 2023) is February 14, 2024.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions (the “Conditions”) set forth in the Prospectus dated July 28, 2020 (the “Prospectus”) (which for the avoidance of doubt does not constitute a prospectus for the purposes of Part VI of the United Kingdom (“UK”) Financial Services and Markets Act 2000 or a base prospectus for the purposes of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) or the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”)). This Pricing Supplement must be read in conjunction with the Prospectus. This document is issued to give details of an issue by the Inter-American Development Bank (the “Bank”) under its Global Debt Program and to provide information supplemental to the Prospectus. Complete information in respect of the Bank and this offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Prospectus.

On February 14, 2024, this Pricing Supplement was amended and restated to add the “Use of Proceeds” disclosure as a new, third subsection within the “Additional Information Regarding the Notes.” The amendment did not change or otherwise affect any of the Terms and Conditions of the Notes.

MiFID II and UK MiFIR product governance / Retail investors, professional investors and ECPs target market – See “General Information—Additional Information Regarding the Notes—Matters relating to MiFID II and UK MiFIR” below.

Terms and Conditions

The following items under this heading “Terms and Conditions” are the particular terms which relate to the issue the subject of this Pricing Supplement. Together with the applicable Conditions (as defined above), which are expressly incorporated hereto, these are the only terms that form part of the form of Notes for such issue.

1.	Series No.:	827

	Tranche No.:	6

2.	Aggregate Principal Amount:

USD100,000,000

As from the Issue Date, the Notes will be consolidated and form a single series with the Series 827 Tranche 1 Notes, the Series 827 Tranche 2 Notes, the Series 827 Tranche 3 Notes, the Series 827 Tranche 4 Notes, and the Series 827 Tranche 5 Notes.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

3.	Issue Price:	USD99,875,000, which amount represents the sum of (a) 99.773 percent of the Aggregate Principal Amount plus (b) the amount of USD102,000, representing 8 days’ accrued interest, inclusive.

4.	Issue Date:	January 20, 2023

5.	Form of Notes (Condition 1(a)):	Book-entry only

6.	Authorized Denomination(s) (Condition 1(b)):	USD1,000 and integral multiples thereof

7.	Specified Currency (Condition 1(d)):	United States Dollars (USD) being the lawful currency of the United States of America

8.	Specified Principal Payment Currency (Conditions 1(d) and 7(h)):	USD

9.	Specified Interest Payment Currency (Conditions 1(d) and 7(h)):	USD

10.	Maturity Date (Condition 6(a)):	April 12, 2027

11.	Interest Basis (Condition 5):	Floating Interest Rate (Condition 5(II))

12.	Interest Commencement Date (Condition 5(III)) :	January 12, 2023

13.	Floating Rate (Condition 5(II)):

	(a) Calculation Amount (if different than Principal Amount of the Note):	Not Applicable

	(b) Business Day Convention:	Following Business Day Convention

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

(c) Specified Interest Period:	The period beginning on, and including, the Interest Commencement Date (the Issue Date) to, but excluding, the first Interest Payment Date and each successive period beginning on, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, in each case, as adjusted in accordance with the relevant Business Day Convention.

(d) Interest Payment Date:

Quarterly in arrear on January 12, April 12, July 12 and October 12 in each year, commencing on April 12, 2023, up to and including the Maturity Date.

Each Interest Payment Date is subject to adjustment in accordance with the Business Day Convention (but, with respect to the Maturity Date, with no adjustment to the amount of interest otherwise calculated).

(e) Interest Period Date:	Each Interest Payment Date

(f) Reference Rate:

Subject to the Compounded SOFR Fallback Provisions below, for any Interest Period, “Compounded SOFR” will be calculated by the Calculation Agent on each Interest Determination Date as follows and the resulting percentage will be rounded, if necessary, to the fourth decimal place of a percentage point, 0.00005 being rounded upwards:

where:

“Observation Period” means, in respect of each Interest Period, the period from, and including, the date which is five U.S. Government Securities Business Days preceding the first date of such Interest Period to, but excluding, the date which is five U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, the Maturity Date).

“SOFR IndexStart” means the SOFR Index value on the day which is five U.S. Government Securities Business Days preceding the first date of the relevant Interest Period.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

“SOFR IndexEnd” means the SOFR Index value on the day which is five U.S. Government Securities Business Days preceding the Interest Payment Date relating to such Interest Period (or in the final Interest Period, the Maturity Date).

“dc” means the number of calendar days in the Observation Period relating to such Interest Period.

“SOFR Administrator” means the Federal Reserve Bank of New York (“NY Fed”) as administrator of the secured overnight financing rate (“SOFR”) (or a successor administrator of SOFR)

“SOFR Index” in relation to any U.S. Government Securities Business Day shall be the value published by the SOFR Administrator on its website (on or about 3:00 p.m. (New York Time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”). Currently, the SOFR Administrator publishes the SOFR Index on its website at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind. In the event that the value originally published by the SOFR Administrator on or about 3:00 p.m. (New York Time) on any U.S. Government Securities Business Day is subsequently corrected and such corrected value is published by the SOFR Administrator on the original date of publication, then such corrected value, instead of the value that was originally published, shall be deemed the SOFR Index as of the SOFR Index Determination Time in relation to such U.S. Government Securities Business Day.

Compounded SOFR Fallback Provisions:

SOFR Index Unavailable:

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR Index or SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated by the Calculation Agent in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s website.

Effect of a Benchmark Transition Event:

If the Issuer determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Issuer will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by the Issuer pursuant to this section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1) will be conclusive and binding absent manifest error;

(2) will be made in the sole discretion of the Issuer; and

(3) notwithstanding anything to the contrary in the documentation relating to the Notes described herein, shall become effective without consent from the holders of the Notes or any other party.

“Benchmark” means, initially, SOFR Index; provided that if the Issuer determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR Index (or the published daily SOFR used in the calculation thereof) then “Benchmark” means the applicable Benchmark Replacement for the SOFR Index; and provided further that if the Issuer determines on or

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark (or the daily published component used in the calculation thereof), then “Benchmark” means the applicable Benchmark Replacement for the then-current Benchmark.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer as of the Benchmark Replacement Date.

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by the Issuer as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment;

Provided that, if a Benchmark Replacement Date has occurred with regard to the daily published component used in the calculation of a Benchmark, but not with regard to the Benchmark itself, “Benchmark Replacement” means the references to the alternatives determined in accordance with clauses (1), (2) or (3) above for such daily published components.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (or the daily published component used in the calculation thereof) with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Issuer decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer determines is reasonably necessary); provided that, for the avoidance of doubt, if a Benchmark Replacement Date has occurred with regard to the daily published component used in the calculation of a Benchmark, but not with regard to the Benchmark itself, “Benchmark Replacement Conforming Changes” shall also mean that the Issuer may calculate the Benchmark Replacement for such Benchmark in accordance with the formula for and method of calculating such Benchmark last in effect prior to Benchmark Replacement Date affecting such component, substituting the affected component with the relevant Benchmark Replacement for such component.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (or the daily published component used in the calculation thereof):

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the first date on which such Benchmark (or such component) is no longer representative per such statement or publication.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (or the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing (A) that such Benchmark (or its component) is no longer, or as of a specified future date will no longer be, capable of being representative, or is non-representative, of the underlying market and economic reality that such Benchmark (or its component) is intended to measure as required by applicable law or regulation and as determined by the regulatory supervisor in accordance with applicable law or regulation and (B) that the intention of that statement or publication is to engage contractual triggers for fallbacks activated by pre-cessation announcements by such supervisor (howsoever described) in contracts.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark (or the daily published component used in the calculation thereof).

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark (or the daily published component used in the calculation thereof) for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark (or the daily published component used in the calculation thereof) means (1) if the Benchmark is SOFR Index, the SOFR Index Determination Time, and (2) if the Benchmark is not SOFR Index, the time determined by the Issuer after giving effect to the Benchmark Replacement Conforming Changes.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

	(g) Calculation Agent:	Citibank, N.A., London Branch

	(h) Interest Determination Date:	The date five U.S. Government Securities Business Days prior to the end of each Interest Period.

14.	Other Floating Rate Terms (Conditions 5(II) and (III)):

	(a) Minimum Interest Rate:	0 percent per annum

	(b) Spread:	plus (+) 0.28 percent per annum

	(c) Floating Rate Day Count Fraction if not actual/360:	Actual/360

	(d) Relevant Banking Center:	New York

15.	Relevant Financial Center:	New York

16.	Relevant Business Day:	A day which is a U.S. Government Securities Business Day and a New York Business Day.

17.	Issuer’s Optional Redemption (Condition 6(e)):	No

18.	Redemption at the Option of the Noteholders (Condition 6(f)):	No

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

19.	Early Redemption Amount (including accrued interest, if applicable) (Condition 9):	In the event the Notes become due and payable as provided in Condition 9 (Default), the Early Redemption Amount with respect to the minimum Authorized Denomination will be USD1,000 plus accrued interest, if any, as determined in accordance with “13. Floating Rate (Condition 5(II)) and “14. Other Floating Rate Terms (Conditions 5(II) and (III)).

20.	Governing Law:	New York

Other Relevant Terms

1.	Listing (if yes, specify Stock Exchange):	Application has been made for the Notes to be admitted to the Official List of the Financial Conduct Authority and to trading on the London Stock Exchange plc’s UK Regulated Market

2.	Details of Clearance System Approved by the Bank and the Global Agent and Clearance and Settlement Procedures:	Federal Reserve Bank of New York; Euroclear Bank SA/NV; Clearstream Banking S.A.

3.	Syndicated:	No

4.	Commissions and Concessions:	0.007% of the Aggregate Principal Amount

5.	Estimated Total Expenses:	The Dealer has agreed to pay for all material expenses related to the issuance of the Notes, except the Issuer will pay for the London Stock Exchange listing fees, if applicable.

6.	Codes:

	(a) Common Code:	246943532

	(b) ISIN:	US4581X0ED60

	(c) CUSIP:	4581X0ED6

7.	Identity of Dealer:	Deutsche Bank AG, London Branch

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

8.	Additional Risk Factors:	As set forth in the Supplemental Prospectus Information

9.	Selling Restrictions: (a) United States:

Under the provisions of Section 11(a) of the Inter-American Development Bank Act, the Notes are exempted securities within the meaning of Section 3(a)(2) of the U.S. Securities Act of 1933, as amended, and Section 3(a)(12) of the U.S. Securities Exchange Act of 1934, as amended.

	(b) United Kingdom:	The Dealer represents and agrees that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Bank, and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the UK.

	(c) Singapore:	In the case of the Notes being offered into Singapore in a primary or subsequent distribution, and solely for the purposes of its obligations pursuant to Section 309B of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

(d) General:	No action has been or will be taken by the Issuer that would permit a public offering of the Notes, or possession or distribution of any offering material relating to the Notes in any jurisdiction where action for that purpose is required. Accordingly, the Dealer agrees that it will observe all applicable provisions of law in each jurisdiction in or from which it may offer or sell Notes or distribute any offering material.

General Information

Recent Developments

On November 20, 2022, Ilan Goldfajn was elected president of the Bank during a Special Meeting of the Bank’s Board of Governors. Mr. Goldfajn took office for a five-year term on December 19, 2022.

Additional Information Regarding the Notes

1.	Matters relating to MiFID II and UK MiFIR

The Bank does not fall under the scope of application of either the MiFID II or the UK MiFIR regime. Consequently, the Bank does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of MiFID II or UK MiFIR.

MiFID II product governance / Retail investors, professional investors and ECPs target market – Solely for the purposes of the EU manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, professional clients and retail clients, each as defined in MiFID II; and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the EU manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the EU manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “EU manufacturer” means the Dealer and the expression “MiFID II” means Directive 2014/65/EU, as amended.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

UK MiFIR product governance / Retail investors, professional investors and ECPs target market – Solely for the purposes of the UK manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is retail clients, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA, eligible counterparties, as defined in COBS, and professional clients, as defined in UK MiFIR; and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the UK manufacturer’s target market assessment; however, a distributor subject to the UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the UK manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, (i) the expression “UK manufacturer” means the Dealer, (ii) the expression “COBS” means the FCA Handbook Conduct of Business Sourcebook, (iii) the expression “UK MiFIR” means Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA and (iv) the expression “UK MiFIR Product Governance Rules” means the FCA Handbook Product Intervention and Product Governance Sourcebook.

2.	Supplemental Prospectus Information

The Prospectus is hereby supplemented with the following information, which shall be deemed to be incorporated in, and to form part of, the Prospectus.

The Prospectus and this Pricing Supplement do not describe all of the risks and other ramifications of an investment in the Notes. An investment in the Notes entails risks not associated with an investment in a conventional fixed rate or floating rate debt security. Investors should consult their own financial and legal advisors about the risks associated with an investment in the Notes and the suitability of investing in the Notes in light of their particular circumstances, and possible scenarios for economic, interest rate and other factors that may affect their investment.

The Secured Overnight Financing Rate is a Relatively New Reference Rate and its Composition and Characteristics are Not the Same as LIBOR.

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified the Secured Overnight Financing Rate (“SOFR”) as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative SOFR from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

SOFR May be More Volatile Than Other Benchmark or Market Rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Notes.

Any Failure of SOFR to Gain Market Acceptance Could Adversely Affect the Notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which USD LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market.

In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Notes, the trading price of the Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The Rate of Interest on the Notes is Based on a Compounded SOFR Rate and the SOFR Index, which is Relatively New in the Marketplace.

For each Interest Period, the Rate of Interest on the Notes is based on Compounded SOFR, which is calculated using the SOFR Index published by the Federal Reserve Bank of New York according to the specific formula described in paragraph 13 under “Terms and Conditions” above (the “Floating Rate Note Provisions”), not the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the Rate of Interest on the Notes during any Interest Period will not necessarily be the same as the Rate of Interest on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Notes on the Interest Payment Date for such Interest Period.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the Notes.

Compounded SOFR with Respect to a Particular Interest Period Will Only be Capable of Being Determined Near the End of the Relevant Interest Period.

The level of Compounded SOFR applicable to a particular Interest Period and, therefore, the amount of interest payable with respect to such Interest Period will be determined on the Interest Determination Date for such Interest Period. Because each such date is near the end of such Interest Period, you will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Notes.

The SOFR Index May be Modified or Discontinued and the Notes May Bear Interest by Reference to a Rate Other than Compounded SOFR, which Could Adversely Affect the Value of the Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than the Issuer, and the Issuer has no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Notes and the trading prices of the Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The Rate of Interest for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the Rate of Interest for that Interest Period has been determined.

If the Issuer determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of the SOFR Index or SOFR itself, then the Rate of Interest on the Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described in the Floating Rate Note Provisions.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, the Issuer itself. In addition, the terms of the Notes expressly authorize the Issuer to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “Interest Period”, the timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the Rate of Interest on the Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The Calculation Agent Will Make Determinations with respect to the Notes, and the Issuer May Exercise Subjective Discretion with respect to Compounded SOFR or Replacements Thereof.

The Calculation Agent will make certain determinations with respect to the Notes as further described under the Floating Rate Note Provisions, some of which determinations are in the Calculation Agent’s sole discretion. Any determination, decision or election pursuant to the benchmark replacement provisions will be made by the Issuer. Any of these determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. Moreover, certain determinations to be made by the Issuer may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes.

3.	Use of Proceeds

The net proceeds from the sale of the Notes will be included in the ordinary capital resources of the Bank and will not be committed or earmarked for lending to, or financing of, any specific loans, projects or programs. The Bank, in partnership with its member countries, works to reduce poverty and inequalities in Latin America and the Caribbean by promoting economic and social development in a sustainable, climate friendly way.

The Bank’s strategic priorities include social inclusion and equality, productivity and innovation and economic integration along with three cross-cutting issues: gender equality and diversity, climate change and environmental sustainability, and institutional capacity and the rule of law. Each strategic priority of the Bank aligns to at least one of the United Nations Sustainable Development Goals (“SDGs”), with all goals covered within the Bank’s institutional strategy, which may be adapted from time to time should the United Nations SDGs definition evolve.

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027

All projects undertaken by the Bank go through the Bank’s rigorous sustainability framework. The framework tracks measurable results, adherence to lending targets and the effectiveness of its environmental and social safeguards. The Bank’s administrative and operating expenses are currently covered entirely by the Bank’s various sources of revenue, consisting primarily of net interest margin and investment income (as more fully described in the Bank’s Information Statement dated February 25, 2022).

INTER-AMERICAN DEVELOPMENT BANK

By:	/s/ Gustavo Alberto De Rosa
Name: Gustavo Alberto De Rosa
Title: Chief Financial Officer and
General Manager, Finance Department

PRICING SUPPLEMENT

Inter-American Development Bank Global Debt Program Series No.: 827, Tranche 6

USD100,000,000 Floating Rate Notes due April 12, 2027